Exhibit 4.1

STANDBY EQUITY DISTRIBUTION AGREEMENT

THIS AGREEMENT dated as of June 19, 2009 (this “Agreement”) between YA GLOBAL MASTER SPV LTD., a Cayman Islands company (the “Investor”), and ADVANCED LIFE SCIENCES HOLDINGS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”).

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company up to $15,000,000 of the Company’s common stock, par value $0.01 per share (the “Common Stock”); and

WHEREAS, the offer and sale of the shares of Common Stock issuable hereunder have been registered on the Company’s registration statement on Form S-3 (File No. 333-158494) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).

NOW, THEREFORE, the parties hereto agree as follows:

Article I. Certain Definitions

Section 1.01           “Advance” shall mean the portion of the Commitment Amount requested by the Company in the Advance Notice.

Section 1.02           “Advance Date” shall mean the 1st Trading Day after expiration of the applicable Pricing Period for each Advance.

Section 1.03           “Advance Notice” shall mean a written notice in the form of Exhibit A attached hereto to the Investor executed by an officer of the Company and setting forth the Advance amount that the Company requests from the Investor.

Section 1.04           “Advance Notice Date” shall mean each date the Company delivers (in accordance with  of this Agreement) to the Investor an Advance Notice requiring the Investor to advance funds to the Company, subject to the terms of this Agreement.  No Advance Notice Date shall be less than 5 Trading Days after the prior Advance Notice Date.

Section 1.05           “Base Prospectus” shall mean the Company’s prospectus accompanying the Registration Statement.

Section 1.06           “Closing” shall mean one of the closings of a purchase and sale of Common Stock pursuant to.

Section 1.07           “Commitment Amount” shall mean the aggregate amount of up to $15,000,000 which the Investor has agreed to provide to the Company in order to purchase the Company’s Common Stock pursuant to the terms and conditions of this Agreement.

Section 1.08           “Commitment Period” shall mean the period commencing on the Effective Date, and expiring upon the termination of this Agreement in accordance with .

Section 1.09           “Common Stock” shall have the meaning set forth in the recitals of the Agreement.

Section 1.10           “Condition Satisfaction Date” shall have the meaning set forth in.

Section 1.11           “Damages” shall mean any loss, claim, damage, liability, costs and expenses (including, without limitation, reasonable attorney’s fees and disbursements and costs and expenses of expert witnesses and investigation).

Section 1.12           “Effective Date” shall mean the date hereof.

Section 1.13           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Section 1.14           “Initial Disclosure” shall have the meaning set forth in.

Section 1.15           “Market Price” shall mean the lowest daily VWAP of the Common Stock during the relevant Pricing Period.

Section 1.16           “Material Adverse Effect” shall mean any condition, circumstance, or situation that has resulted in, or would reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of this Agreement, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement.

Section 1.17           “Maximum Advance Amount” shall be the greater of (i) $600,000 or (ii) the average of the Daily Value Traded for each of the 5 Trading Days prior to the Advance Notice Date where Daily Value Traded is the product obtained by multiplying the daily trading volume for such day by the VWAP for such day, or such other amount as may be agreed upon by the mutual consent of the parties.

Section 1.18           “Person” shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Section 1.19           “Preferred Stock” shall have the meaning set forth in.

Section 1.20           “Pricing Period” shall mean the 5 consecutive Trading Days after the Advance Notice Date.

Section 1.21           “Principal Market” shall mean the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the NYSE Euronext, the OTC Bulletin Board or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

Section 1.22           “Prospectus” shall mean the Base Prospectus, as supplemented by any Prospectus Supplement.

Section 1.23           “Prospectus Supplement” shall mean any prospectus supplement to the Base Prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act.

Section 1.24           “Purchase Price” shall be set at 95% of the Market Price during the Pricing Period.

Section 1.25           “Registration Statement” shall mean the Company’s shelf registration statement filed by the Company with the SEC under the Securities Act on Form S-3 (Registration Number 333-158494), with respect to Common Stock, Preferred Stock and warrants to be offered and sold by the Company, as such Registration Statement may be amended and supplemented from time to time and including any information deemed to be a part thereof pursuant to Rule 430B under the Securities Act or another registration statement on a form promulgated by the SEC for which the Company then qualifies and which form shall be available for the registration of the resale of Shares by the Investor.

Section 1.26           “SEC” shall have the meaning set forth in the recitals of this Agreement.

Section 1.27           “SEC Documents” shall have the meaning set forth in.

Section 1.28           “Securities Act” shall have the meaning set forth in the recitals of this Agreement.

Section 1.29           “Settlement Document” shall have the meaning set forth in.

Section 1.30           “Shares” shall mean the shares of Common Stock to be issued from time to time hereunder pursuant to Advances.

Section 1.31           “Trading Day” shall mean any day during which the Principal Market shall be open for business.

Section 1.32           “VWAP” means, for any date, the daily volume weighted average price of the Common Stock for such date on the Principal Market as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)).

Article II. Advances

Section 2.01           Advances. Subject to the terms and conditions of this Agreement (including, without limitation, the provisions of Article VII hereof), the Company, at its sole and exclusive option, may issue and sell to the Investor, and the Investor shall purchase from the Company, shares of the Company’s Common Stock by the delivery, in the Company’s sole discretion, of Advance Notices.  The number of shares of Common Stock that the Investor shall purchase pursuant to each Advance shall be determined by dividing the amount of the Advance by the Purchase Price.  No fractional shares shall be issued. Fractional shares shall be rounded to the next higher whole number of shares.  The aggregate maximum amount of all Advances that the Investor shall be obligated to make under this Agreement shall not exceed the Commitment Amount.

Section 2.02           Mechanics.

(a)               Advance Notice.  At any time during the Commitment Period, the Company may require the Investor to purchase shares of Common Stock by delivering an Advance Notice to the Investor, subject to the conditions set forth in ; provided, however, that (i) the amount for each Advance as designated by the Company in the applicable Advance Notice shall not be more than the Maximum Advance Amount, (ii) the aggregate amount of the Advances pursuant to this Agreement shall not exceed the Commitment Amount and (iii) in no event shall the number of shares of Common Stock issuable to the Investor pursuant to an Advance cause the aggregate number of shares of Common Stock beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act) by the Investor and its affiliates to exceed 9.99% of the then outstanding Common Stock (the “Ownership Limitation”).  The Company acknowledges that the Investor may sell shares of the Company’s Common Stock corresponding with a particular Advance Notice after the Advance Notice is received by the Investor.  There shall be a minimum of 5 Trading Days between each Advance Notice Date.

(b)              Date of Delivery of Advance Notice.  Advance Notices shall be delivered in accordance with the instructions set forth on the bottom of Exhibit A.  An Advance Notice shall be deemed delivered on (i) the Trading Day it is received by facsimile or otherwise by the Investor if such notice is received prior to 5:00 pm Eastern Time, or (ii) the immediately succeeding Trading Day if it is received by facsimile or otherwise after 5:00 pm Eastern Time on a Trading Day or at any time on a day which is not a Trading Day.  No Advance Notice may be deemed delivered on a day that is not a Trading Day.

(c)               Ownership Limitation.  In connection with each Advance Notice delivered by the Company, any portion of an Advance that would cause the Investor to exceed the Ownership Limitation shall automatically be withdrawn.

(d)              Registration Limitation.  In connection with each Advance Notice, any portion of an Advance that would cause the aggregate offering price or number of Shares, as the case may be, to exceed the aggregate offering price or number of shares of Common Stock available for issuance under the Registration Statement shall automatically be deemed to be withdrawn by the Company with no further action required by the Company.

Section 2.03           Closings.  Each Closing shall take place as soon as practicable after each Advance Date in accordance with the procedures set forth below.  In connection with each Closing the Company and the Investor shall fulfill each of its obligations as set forth below:

(a)               Within 1 Trading Day after each Advance Date, the Investor shall deliver to the Company a written document (each a “Settlement Document”) setting forth the amount of the Advance (taking into account any adjustments pursuant to  or , the Purchase Price, the number of shares of Common Stock to be issued and subscribed for (which in no event will be greater than the Ownership Limitation)), and a report by Bloomberg, LP indicating the VWAP for each of the Trading Days during the Pricing Period, in each case taking into account the terms and conditions of this Agreement.  The Settlement Document shall be in the form attached hereto as Exhibit B.

(b)              Upon receipt of the Settlement Document with respect to each Advance, the Company shall confirm that it has obtained all material permits and qualifications required for the issuance and transfer of the shares of Common Stock applicable to such Advance, or shall have the availability of exemptions therefrom and that the sale and issuance of such shares of Common Stock shall be legally permitted by all laws and regulations to which the Company is subject.

(c)               Promptly after receipt of the Settlement Document with respect to each Advance (and, in any event, not later than three Trading Days after each Advance Date), the Company will, or will cause its transfer agent to, electronically transfer such number of shares of Common Stock registered in the name of the Investor as shall equal (x) the amount of the Advance specified in such Advance Notice (as may be reduced according to the terms of this Agreement), divided by (y) the Purchase Price by crediting the Investor’s account or its designee’s account at the Depository Trust Company through its Deposit Withdrawal Agent Commission System or by such other means of delivery as may be mutually agreed upon by the parties hereto (which in all cases shall be freely tradable, registered shares in good deliverable form) against payment of the Purchase Price in same day funds to an account designated by the Company.  No fractional shares shall be issued, and any fractional amounts shall be rounded to the next higher whole number of shares.  Any certificates evidencing shares of Common Stock delivered pursuant hereto shall be free of restrictive legends.

(d)              On or prior to the Advance Date, each of the Company and the Investor shall deliver to the other all documents, instruments and writings required to be delivered by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.

Section 2.04           Hardship.  In the event the Investor sells shares of the Company’s Common Stock after receipt of an Advance Notice and the Company fails to perform its obligations as mandated in , the Company agrees that in addition to and in no way limiting the rights and obligations set forth in  hereto and in addition to any other remedy to which the Investor is entitled at law or in equity, including, without limitation, specific performance, it will hold the Investor harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and acknowledges that irreparable damage would occur in the event of any such default.  It is accordingly agreed that the Investor shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to specifically enforce, without the posting of a bond or other security, the terms and provisions of this Agreement.

Article III. Representations and Warranties of Investor

Investor hereby represents and warrants to, and agrees with, the Company that the following are true and correct as of the date hereof and as of each Advance Date:

Section 3.01           Organization and Authorization.  The Investor is duly incorporated or organized and validly existing in the jurisdiction of its incorporation or organization and has all requisite power and authority to purchase and hold the securities issuable hereunder.  The decision to invest and the execution and delivery of this Agreement by such Investor, the performance by such Investor of its obligations hereunder and the consummation by such Investor of the transactions contemplated hereby have been duly authorized and requires no other proceedings on the part of the Investor.  The undersigned has the right, power and authority to execute and deliver this Agreement and all other instruments on behalf of the Investor.  This Agreement has been duly executed and delivered by the Investor and, assuming the execution and delivery hereof and acceptance thereof by the Company, will constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms.

Section 3.02           Evaluation of Risks.  The Investor has such knowledge and experience in financial, tax and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Company and of protecting its interests in connection with this transaction.  It recognizes that its investment in the Company involves a high degree of risk.

Section 3.03           No Legal Advice From the Company.  The Investor acknowledges that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with his or its own legal counsel and investment and tax advisors.  The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

Section 3.04           Investment Purpose. The securities are being purchased by the Investor for its own account, and for investment purposes.  The Investor agrees not to assign or in any way transfer the Investor’s rights to the securities or any interest therein and acknowledges that the Company will not recognize any purported assignment or transfer except in accordance with applicable Federal and state securities laws.  No other Person has or will have a direct or indirect beneficial interest in the securities.  The Investor agrees not to sell, hypothecate or otherwise transfer the Investor’s securities unless the securities are registered under Federal and applicable state securities laws or unless, in the opinion of counsel satisfactory to the Company, an exemption from such laws is available.

Section 3.05           Accredited Investor.  The Investor is an “Accredited Investor” as that term is defined in Rule 501(a)(3) of Regulation D of the Securities Act.

Section 3.06           Information.  The Investor and its advisors (and its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information it deemed material to making an informed investment decision.  The Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Company and its management.  Neither such inquiries nor any other due diligence investigations conducted by such Investor or its advisors, if any, or its representatives shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.  The Investor understands that its investment involves a high degree of risk.  The Investor is in a position regarding the Company, which, based upon employment, family relationship or economic bargaining power, enabled and enables such Investor to obtain information from the Company in order to evaluate the merits and risks of this investment.  The

Investor has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to this transaction.

Section 3.07           Receipt of Documents. The Investor and its counsel have received and read in their entirety:  (i) this Agreement and the Exhibits annexed hereto; (ii) all due diligence and other information necessary to verify the accuracy and completeness of such representations, warranties and covenants; (iii) the Company’s Form 10-K for the year ended December 31, 2008, Form 10-Q for the period ended March 31, 2009 and Forms 8-K filed on January 9, 2009, February 11, 2009 (as amended on February 12, 2009), February 27, 2009, March 30, 2009, April 10, 2009, May 4, 2009 and June 8, 2009; and (iv) answers to all questions the Investor submitted to the Company regarding an investment in the Company; and the Investor has relied on the information contained therein and has not been furnished any other documents, literature, memorandum or prospectus.

Section 3.08           Not an Affiliate.  The Investor is not an officer, director or a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company or any “Affiliate” of the Company (as that term is defined in Rule 405 of the Securities Act).

Section 3.09           Trading Activities.  The Investor’s trading activities with respect to the Company’s Common Stock shall be in compliance with all applicable federal and state securities laws, rules and regulations and the rules and regulations of the Principal Market on which the Company’s Common Stock is listed or traded. Neither the Investor nor its affiliates has an open short position in the Common Stock of the Company, the Investor agrees that it shall not, and that it will cause its affiliates not to, engage in any short sales of or hedging transactions with respect to the Common Stock, provided that the Company acknowledges and agrees that upon receipt of an Advance Notice the Investor has the right to sell the shares to be issued to the Investor pursuant to the Advance Notice during the applicable Pricing Period.

Article IV. Representations and Warranties of the Company

Except as stated below, on the disclosure schedules attached hereto or in the SEC Documents (as defined herein), the Company hereby represents and warrants to, and covenants with, the Investor that the following are true and correct as of the date hereof:

Section 4.01           Organization and Qualification.  The Company is duly incorporated or organized and validly existing in the jurisdiction of its incorporation or organization and has all requisite corporate power to own its properties and to carry on its business as now being conducted.  Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

Section 4.02           Authorization, Enforcement, Compliance with Other Instruments.  (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement and any related agreements, in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement and any related agreements by the Company and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders, (iii) this Agreement and any related agreements have been duly executed and delivered by the Company, (iv) this Agreement and assuming the execution and delivery thereof and acceptance by the Investor, any related agreements, constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

Section 4.03           Capitalization.  The authorized capital stock of the Company consists of 120,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, no par value per share (“Preferred Stock”), of which 50,698,926 shares of Common Stock and 0 shares of Preferred Stock are issued and outstanding.  All of such outstanding shares have been validly issued and are fully paid and nonassessable.  Except as disclosed in the SEC Documents, no shares of Common Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company.  Except as disclosed in the SEC Documents, as of the date hereof, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, (ii) there are no outstanding debt securities (iii) there are no outstanding registration statements other than Registration Statements on Form S-8, Registration Statements No. 333-158494 filed on Form S-3, No. 333-148483 filed on Form S-3 and No. 333-132900 filed on Form S-3 and (iv) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act.  There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement or any related agreement or the consummation of the transactions described herein or therein.  The Company has furnished to the Investor true and correct copies of the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and the Company’s By-laws, as in effect on the date hereof (the “By-laws”), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto.

Section 4.04           No Conflict.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the Certificate of Incorporation, any certificate of designations of any outstanding series of Preferred Stock of the Company or By-laws or (ii) conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market on which the Common Stock is quoted) applicable to the Company or any of its subsidiaries or by which any material property or asset of the Company or any of its subsidiaries is bound or affected and which would cause a Material Adverse Effect.  Except as disclosed in the SEC Documents, neither the Company nor its subsidiaries is in violation of any term of or in default under its Articles of Incorporation or By-laws or their organizational charter or by-laws, respectively, or any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its subsidiaries that would cause a Material Adverse Effect.  The business of the Company and its subsidiaries is not being conducted in violation of any material law, ordinance, regulation of any governmental entity.  Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof or thereof except as such consent, authorization or order has been obtained prior to the date hereof.  The Company and its subsidiaries are unaware of any fact or circumstance which might give rise to any of the foregoing.

Section 4.05           SEC Documents; Financial Statements.  The Common Stock is registered pursuant to Section 12(g) of the Exchange Act and the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Securities Exchange Act for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (all of the foregoing filed prior to the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents”) on timely basis or has received a valid extension of such time of filing and has filed any such SEC Document prior to the expiration of any such extension.  The Company has delivered to the Investors or their representatives, or made available through the SEC’s website at http://www.sec.gov, true and complete copies of the SEC Documents.  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  No other information provided by or on behalf of the Company to the Investor which is not included in the

SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

Section 4.06           10b-5.  The SEC Documents do not include any untrue statements of material fact, nor do they omit to state any material fact required to be stated therein necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 4.07           No Default.  Except as disclosed in the SEC Documents, the Company is not in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust or other material instrument or agreement to which it is a party or by which it is or its property is bound and neither the execution, nor the delivery by the Company, nor the performance by the Company of its obligations under this Agreement or any of the exhibits or attachments hereto will conflict with or result in the breach or violation of any of the terms or provisions of, or constitute a default or result in the creation or imposition of any lien or charge on any assets or properties of the Company under its Certificate of Incorporation, By-Laws, any material indenture, mortgage, deed of trust or other material agreement applicable to the Company or instrument to which the Company is a party or by which it is bound, or any statute, or any decree, judgment, order, rules or regulation of any court or governmental agency or body having jurisdiction over the Company or its properties, in each case which default, lien or charge is likely to cause a Material Adverse Effect.

Section 4.08           Absence of Events of Default.  Except for matters described in the SEC Documents and/or this Agreement, no Event of Default, as defined in the respective agreement to which the Company is a party, and no event which, with the giving of notice or the passage of time or both, would become an Event of Default (as so defined), has occurred and is continuing, which would have a Material Adverse Effect.

Section 4.09           Intellectual Property Rights.  The Company and its subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted.   The Company and its subsidiaries do not have any knowledge of any infringement by the Company or its subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, and, to the knowledge of the Company, there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company or its subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement.

Section 4.10           Employee Relations.  Neither the Company nor any of its subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its subsidiaries, is any such dispute threatened.  None of the Company’s or its subsidiaries’ employees is a member of a union and the Company and its subsidiaries believe that their relations with their employees are good.

Section 4.11           Environmental Laws.  Except as would not have a Material Adverse Effect, the Company and its subsidiaries are (i) in compliance with any and all applicable material foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval.

Section 4.12           Title.  Except as set forth in the SEC Documents, the Company has good and marketable title to its properties and material assets owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than such as are not material to the business of the Company.  Any real property and facilities held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries.

Section 4.13           Insurance.  The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary for similarly situated companies in the businesses in which the Company and its subsidiaries are engaged.  Neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

Section 4.14           Regulatory Permits.  The Company and its subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

Section 4.15           Internal Accounting Controls.  The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.16           Absence of Litigation.  Except as set forth in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Common Stock or any of the Company’s subsidiaries, wherein an unfavorable decision, ruling or finding would (i) have a Material Adverse Effect on the transactions contemplated hereby (ii) adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of the documents contemplated herein, or (iii) except as expressly disclosed in the SEC Documents, have a Material Adverse Effect.

Section 4.17           Subsidiaries.  Except as disclosed in the SEC Documents, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, association or other business entity.

Section 4.18           Tax Status.  Except as disclosed in the SEC Documents, the Company and each of its subsidiaries has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that the Company and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

Section 4.19           Certain Transactions.  Except as set forth in the SEC Documents none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Section 4.20           The Shares.  The Shares have been duly authorized and, when issued, delivered and paid for pursuant to this Agreement, will be validly issued and fully paid and non-assessable, free and clear of all encumbrances and will be issued in compliance with all applicable United States federal and state securities laws; the capital stock of the Company, including the Common Stock, conforms in all material respects to the description thereof contained in the Registration Statement No. 333-158494 filed on Form S-3 and the Common Stock, including the Shares, will conform to the description thereof contained in the Prospectus as amended or supplemented.  Neither the stockholders of the Company, nor any other Person have any preemptive rights or rights of first refusal with respect to the Shares or other rights to purchase or receive any of the Shares or any other securities or assets of the Company, and no Person has the right, contractual or otherwise, to cause the Company to issue to it, or register pursuant to the Securities Act, any shares of capital stock or other securities or assets of the Company upon the issuance or sale of the Shares.  The Company is not obligated to offer the Shares on a right of first refusal basis or otherwise to any third parties including, but not limited to, current or former shareholders of the Company, underwriters, brokers, agents or other third parties.

Section 4.21           Use of Proceeds.  The Company shall use the net proceeds from this offering for working capital and other general corporate purposes.

Section 4.22           Dilution.  The Company is aware and acknowledges that issuance of shares of the Company’s Common Stock could cause dilution to existing shareholders and could significantly increase the outstanding number of shares of Common Stock.

Section 4.23           Acknowledgment Regarding Investor’s Purchase of Shares. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length investor with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Investor’s purchase of the Common Stock hereunder.  The Company is aware and acknowledges that it may not be able to request Advances under this Agreement if there is not an effective Registration Statement or if any issuances of Common Stock pursuant to any Advances would violate any rules of the Principal Market.

Article V.   Indemnification

The Investor and the Company represent to the other the following with respect to itself:

Section 5.01           Indemnification.

(a)     In consideration of the Investor’s execution and delivery of this Agreement, and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Investor, and all of its officers, directors, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Investor Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Investor Indemnitee not arising out of any action or inaction of an Investor Indemnitee, and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by any of the Investor Indemnitees.  To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

(b)     In consideration of the Company’s execution and delivery of this Agreement, and in addition to all of the Investor’s other obligations under this Agreement, the Investor shall defend, protect, indemnify and hold harmless the Company and all of its officers, directors, shareholders, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Company Indemnitees”) from and against any and all Indemnified Liabilities incurred by the Company Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Investor in this Agreement or any instrument or document contemplated hereby or thereby executed by the Investor, (b) any breach of any covenant, agreement or obligation of the Investor(s) contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby executed by the Investor, or (c) any cause of action, suit or claim brought or made against such Company Indemnitee based on  misrepresentations or due to a  breach by the Investor and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by any of the Company Indemnitees.  To the extent that the foregoing undertaking by the Investor may be unenforceable for any reason, the Investor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

(c)     The obligations of the parties to indemnify or make contribution under this  shall survive termination.

Article VI.

Covenants of the Company

Section 6.01           Effective Registration Statement.  During the Commitment Period, the Company shall notify the Investor promptly if (i) the Registration Statement shall cease to be effective under the Securities Act, (ii) the Common Stock shall cease to be authorized for listing on the Principal Market, (iii) the Common Stock ceases to be registered under Section 12(g) of the Exchange Act or (iv) the Company fails to file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act.

Section 6.02           Corporate Existence.  The Company will take all steps necessary to preserve and continue the corporate existence of the Company.

Section 6.03           Notice of Certain Events Affecting Registration; Suspension of Right to Make an Advance.  The Company will immediately notify the Investor, and confirm in writing, upon its becoming aware of the occurrence of any of the following events: (i) receipt of any request for additional information by the SEC or any other Federal or state governmental authority for amendments or supplements to the Registration Statement, the Prospectus or for any additional information; (ii) the issuance by the SEC or any other Federal or state governmental authority of  any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or Prospectus of any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or of the necessity to amend the Registration Statement or supplement the Prospectus to comply with the Securities Act or any other law; and (v) the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate; and the Company will promptly make available to the Investor any such supplement or amendment to the related prospectus.  The Company shall not deliver to the Investor any Advance Notice during the continuation of any of the foregoing events.

Section 6.04           Prospectus Supplements.  The Company agrees that on such dates as the Securities Act shall require, the Company will file a Prospectus Supplement or other appropriate form as determined by counsel with the SEC under the applicable paragraph of Rule 424(b) under the Securities Act, which Prospectus Supplement will set forth, within the relevant period, the amount of Shares sold to the Investor, the net proceeds to the Company and the discount paid by the Investor with respect to such Shares.  The Company shall provide the Investor at least 24 hours to comment on a draft of each such Prospectus Supplement (and shall give due consideration to all such comments) and shall deliver or make available to the Investor, without charge, an electronic copy of each form of Prospectus Supplement, together with the Base Prospectus.  The Company consents to the use of the Prospectus (and of any Prospectus Supplement thereto) in accordance with the provisions of the Securities Act and with the securities or “blue sky” laws of the jurisdictions in which the Shares may be sold by the Investor, in connection with the offering and sale of the Shares and for such period of time thereafter as the Prospectus is required by the Securities Act to be delivered in connection with sales of the Shares.  If during such period of time any event shall occur that in the judgment of the Company and its counsel is required to be set forth in the Prospectus or should be set forth therein in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to supplement or amend the Prospectus to comply with the Securities Act or any other applicable law or regulation, the Company shall forthwith prepare and file with the SEC an appropriate Prospectus Supplement to the Prospectus and shall expeditiously furnish or make available to the Investor an electronic copy thereof.

Section 6.05           Listing of Shares.  The Company will use commercially reasonable efforts to cause the Shares to be listed on the Principal Market and to qualify the Shares for sale under the securities laws of such jurisdictions as the Investor designates; provided that the Company shall not be required in connection therewith to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction.

Section 6.06           Consolidation; Merger.  If an Advance Notice has been delivered to the Investor and the transaction contemplated in such Advance Notice has not yet been closed in accordance with  hereof, then the Company shall not effect any merger or consolidation of the Company with or into, or a transfer of all or substantially all the assets of the Company to another entity (a “Consolidation Event”) unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the Investor such shares of stock and/or securities as the Investor is entitled to receive pursuant to this Agreement.

Section 6.07           Issuance of the Company’s Common Stock.  The sale of the shares of Common Stock shall be made in accordance with the provisions and requirements of the Securities Act and any applicable state securities law.

Section 6.08           Review of Public Disclosures.  None of the public disclosures made by the Company, including, without limitation, press releases, investor relations materials, and scripts of analysts meetings and calls will contain any untrue statements of material fact, nor will they omit to state any material fact required to be stated therein necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 6.09           Market Activities.                The Company will not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Common Stock or (ii) sell, bid for or purchase the Common Stock, or pay anyone any compensation for soliciting purchases of the Common Stock.

Section 6.10           Opinion of Counsel.  Provided that the Investor’s resale of Common Stock received pursuant to this Agreement may be freely sold by the Investor either pursuant to an effective Registration Statement, in accordance with Rule 144, or otherwise, the Company shall obtain for the Investor, at the Company’s expense, any and all opinions of counsel which may be required by the Company’s transfer agent to issue such shares free of restrictive legends, or to remove legends from such shares.

Section 6.11           Current Report.  Promptly after the date hereof (and prior to the Company delivering an Advance Notice to the Investor hereunder), the Company shall file with the SEC a report on Form 8-K or such other appropriate form as determined by counsel to the Company, relating to the transactions contemplated by this Agreement and a preliminary Prospectus Supplement pursuant to Rule 424(b) of the Securities Act disclosing all information relating to the transaction contemplated hereby required to be disclosed therein (collectively, the “Initial Disclosure”) and shall provide the Investor with 24 hours to review the Initial Disclosure prior to its filing.

Article VII.
Conditions for Advance and Conditions to Closing

Section 7.01           Conditions Precedent to the Obligations of the Company.  The obligation hereunder of the Company to issue and sell the shares of Common Stock to the Investor incident to each Closing is subject to the satisfaction, or waiver by the Company, at or before each such Closing, of each of the conditions set forth below.

(a)     Accuracy of the Investor’s Representations and Warranties.  The representations and warranties of the Investor shall be true and correct in all material respects.

(b)     Performance by the Investor.  The Investor shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Investor at or prior to such Closing.

Section 7.02           Conditions Precedent to the Right of the Company to Deliver an Advance Notice.  The right of the Company to deliver an Advance Notice and the obligations of the Investor hereunder with respect to an Advance is subject to the satisfaction by the Company, on  each Advance Notice Date and Advance Date (a “Condition Satisfaction Date”), of each of the following conditions:

(a)     Accuracy of the Company’s Representations and Warranties.  The representations and warranties of the Company shall be true and correct in all material respects.

(b)     Registration of the Common Stock with the SEC.  The Registration Statement is effective and the Company is not aware of any of the events set forth in  hereof.  The Initial Disclosure shall have been filed with the SEC, all Prospectus Supplements shall have been filed with the SEC, as required pursuant to  hereof and an electronic copy of such Prospectus Supplement together with the Base Prospectus shall have been delivered or made available to the Investor.  The Company shall have filed with the SEC in a timely manner all reports, notices and other documents required of a “reporting company” under the Exchange Act and applicable SEC regulations.

(c)     Authority.  The Company shall have obtained all permits and qualifications required by any applicable state for the offer and sale of the shares of Common Stock, or shall have the availability of exemptions therefrom.  The sale and issuance of the shares of Common Stock shall be legally permitted by all laws and regulations to which the Company is subject.

(d)     No Material Notices. None of the following events shall have occurred and be continuing:  (i) receipt by the Company of any request for additional information from the SEC or any other federal or state governmental, administrative or self regulatory authority during the period of effectiveness of the Registration Statement, the response to which would require any amendments or supplements to the Registration Statement  or Prospectus; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the occurrence of any event that makes any statement made in the Registration Statement or the Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be required.

(e)     Performance by the Company.  The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to each Condition Satisfaction Date.

(f)      No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly and adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced that may have a Material Adverse Effect.

(g)     No Suspension of Trading in or Delisting of Common Stock.  The Common Stock is trading on a Principal Market and all of the Shares issuable pursuant to such Advance Notice will be listed or quoted for trading on such Principal Market and the Company believes, in good faith, that trading of the Common Stock on a Principal Market will continue uninterrupted for the foreseeable future.  The issuance of shares of Common Stock with respect to the applicable Advance Notice will not violate the shareholder approval requirements, if any, of the Principal Market.  The Company shall not have received any notice threatening the continued listing of the Common Stock on the Principal Market.

(h)     Maximum Advance Amount.  The amount of an Advance requested by the Company shall not exceed the Maximum Advance Amount.

(i)      Authorized.  There shall be a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares issuable pursuant to such Advance Notice.

(j)      Opinion of Counsel at Closing.  Investor shall have received an opinion letter from counsel to the Company in the form attached hereto as Exhibit C.

(k)     Executed Advance Notice.  The Investor shall have received the Advance Notice executed by an officer of the Company and the representations contained in such Advance Notice shall be true and correct as of each Condition Satisfaction Date.

Article VIII.
Non-Disclosure of Non-Public Information

The Company covenants and agrees that it shall refrain from disclosing, and shall cause its officers, directors, employees and agents to refrain from disclosing, any material non-public information to the Investor without also disseminating such information to the public, unless prior to disclosure of such information the Company identifies such information as being material non-public information and provides the Investor with the opportunity to accept or refuse to accept such material non-public information for review.

Article IX.
Choice of Law/Jurisdiction

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey without regard to the principles of conflict of laws.  The parties further agree that any action between them shall be heard in Hudson County, New Jersey, and expressly consent to the jurisdiction and venue of the Superior Court of New Jersey, sitting in Hudson County, New Jersey and the United States District Court of New Jersey, sitting in Newark, New Jersey, for the adjudication of any civil action asserted pursuant to this paragraph.

Article X. Assignment; Termination

Section 10.01         Assignment.  Neither this Agreement nor any rights or obligations of either party hereunder may be assigned to any other Person.

Section 10.02         Termination.

(a)     Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earliest of (i) the first day of the month next following the 24-month anniversary of the date hereof, or (ii) the date on which the Investor shall have made payment of Advances pursuant to this Agreement in the aggregate amount of the Commitment Amount.

(b)     The Company may terminate this Agreement effective upon fifteen Trading Days’ prior written notice to the Investor; provided that (i) there are no Advances outstanding, and (ii) the Company has paid all amounts owed to the Investor pursuant to this Agreement.  This Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent.  In the event of any termination of this Agreement by the Company hereunder, so long as the Investor owns any shares of Common Stock issued hereunder, unless all of such shares of Common Stock may be resold by the Investor without registration and without any time, volume or manner limitations pursuant to Rule 144, the Company shall not suspend or withdraw the Registration Statement or otherwise cause the Registration Statement to become ineffective, or voluntarily delist the Common Stock from the Principal Markets.

(c)     The obligation of the Investor to make an Advance to the Company pursuant to this Agreement shall terminate permanently (including with respect to an Advance Date that has not yet occurred) in the event that (i) there shall occur any stop order or suspension of the effectiveness of the Registration Statement for an aggregate of 50 Trading Days, other than due to the acts of the Investor, during the Commitment Period, or (ii) the Company shall at any time fail materially to comply with the requirements of Article VI and such failure is not cured within 30 days after receipt of written notice from the Investor, provided, however, that this termination provision shall not apply to any period commencing upon the filing of a post-effective amendment to such Registration Statement and ending upon the date on which such post effective amendment is declared effective by the SEC.

(d)     Nothing in this  shall be deemed to release the Company or the Investor from any liability for any breach under this Agreement, or to impair the rights of the Company and the Investor to compel specific performance by the other party of its obligations under this Agreement.  The indemnification provisions contained in  shall survive termination hereunder.

Article XI. Notices

Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile, provided a copy is mailed by U.S. certified mail, return receipt requested; (iii) 3 days after being sent by U.S. certified mail, return receipt requested, or (iv) 1 day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications, except for Advance Notices which shall be delivered in accordance with  hereof, shall be:

If to the Company, to:	Advanced Life Sciences Holdings, Inc.
1440 Davey Road
Woodridge, IL 60517
	Attention:	General Counsel
	Telephone:	(630) 739-6744
	Facsimile:	(630) 739-6754

With a copy to:	Winston & Strawn LLP
35 W. Wacker Drive
Chicago, IL 60601
	Attention:	R. Cabell Morris
	Telephone:	(312) 558-5609
	Facsimile:	(312) 558-5700

If to the Investor(s):	YA Global Master SPV Ltd.
101 Hudson Street —Suite 3700
Jersey City, NJ 07302
	Attention:	Mark Angelo
Portfolio Manager
	Telephone:	(201) 985-8300
	Facsimile:	(201) 985-8266

With a Copy to:	David Gonzalez, Esq.
101 Hudson Street — Suite 3700
Jersey City, NJ 07302
	Telephone:	(201) 985-8300
	Facsimile:	(201) 985-8266

Each party shall provide 5 days’ prior written notice to the other party of any change in address or facsimile number.

Article XII. Miscellaneous

Section 12.01         Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall cause 4 additional original executed signature pages to be physically delivered to the other party within 5 days of the execution and delivery hereof, though failure to deliver such copies shall not affect the validity of this Agreement.

Section 12.02         Reporting Entity for the Common Stock.  The reporting entity relied upon for the determination of the trading price or trading volume of the Common Stock on any given Trading Day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto.  The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

Section 12.03         Structuring Fee.  On each Advance Date, the Company hereby agrees to pay Yorkville Advisors, LLC a structuring fee of $500 directly out of the gross proceeds of each Advance.

Section 12.04         Brokerage.  Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party.  The Company on the one hand, and the Investor, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any Person claiming brokerage commissions or finder’s fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

Section 12.05         Confidentiality.  If for any reason the transactions contemplated by this Agreement are not consummated, each of the parties hereto shall keep confidential any information obtained from any other party (except information publicly available or in such party’s domain prior to the date hereof, and except as required by court order) and shall promptly return to the other parties all schedules, documents, instruments, work papers or other written information without retaining copies thereof, previously furnished by it as a result of this Agreement or in connection herein.

Section 12.06         Integration.  This Agreement, along with any exhibits or amendments hereto, encompasses the entire agreement of the parties and supersedes all previous understandings and agreements between the parties, whether oral or written.

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IN WITNESS WHEREOF, the parties hereto have caused this Standby Equity Distribution Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

COMPANY:
ADVANCED LIFE SCIENCES HOLDINGS, INC.

By:	/s/ Michael T. Flavin
Name: Michael T. Flavin
Title: Chief Executive Officer

INVESTOR:
YA GLOBAL MASTER SPV LTD.

By:	Yorkville Advisors, LLC
Its:	Investment Manager

By:	/s/ David Gonzalez
Name: David Gonzalez
Title: Managing Member